Exhibit 23.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-4 of our reports dated February 25, 2013, relating to the consolidated financial statements and financial statement schedule of Tenet Healthcare Corporation , and the effectiveness of Tenet Healthcare Corporation’s internal control over financial reporting, appearing in the Annual Report on Form 10-K of Tenet Healthcare Corporation for the year ended December 31, 2012, and to the reference to us under the heading “Experts” in the Prospectus, which is part of this Registration Statement.

/s/ Deloitte & Touche LLP

Dallas, Texas

October 4, 2013